FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 9, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Record First Quarter
Production, Revenues and Cash Flow

Salt Lake City, May 9, 2011, – FX Energy, Inc. (NASDAQ: FXEN) today announced financial results for its first quarter ended March 31, 2011.  The Company reported first quarter net earnings of $6.5 million, or $0.14 per share.  This compares to net income of $0.9 million, or $0.02 per share, for the first quarter of 2010.  Included in the Company’s quarterly results were non-cash foreign exchange gains of $6.8 million in 2011 and non-cash foreign exchange losses of $1.0 million in 2010.

Strong Balance Sheet Supports an Increased Capital Budget

Increasing revenues and cash flow have added to the Company’s balance sheet liquidity over recent months.  More importantly, a registered direct offering of 6.9 million shares of common stock in early March 2011 netted proceeds of $45.2 million.  As a result, the Company repaid all amounts outstanding under its $55 million credit facility.  At March 31, 2011, the Company’s cash and investments were $29.6 million, with working capital of $27.7 million.

Clay Newton, FX’s Vice President Finance, remarked, “Our balance sheet is stronger than ever before.  With almost $30 million in cash, no debt, existing credit capacity, and expected record production, revenues and cash flow, we expect 2011 to be an exciting year, both financially and operationally.  We are on track to see the largest capital spending in our history.  Our anticipated total capital expenditures for the year are in the $60 to $70 million range.  Also, our capital structure is sufficiently robust that we could finance even larger capital expenditures should economic opportunities be available.”

Increased Production and Prices Drive Revenues Higher

Record first quarter production and higher product prices were the largest contributors to the Company’s results.  Total net oil and gas production was 1,060 million cubic feet equivalent (Mmcfe) during the first quarter of 2011, compared to 1,014 Mmcfe during the 2010 quarter.  Net gas production increased from 918 million cubic feet in 2010 to 975 million cubic feet in 2011.  Total revenues increased to $7.1 million during the first quarter of 2011 from $6.2 million during the same quarter of 2010.  The production increase was due to natural gas production in Poland from the Company’s Sroda-4 well, which began producing in December 2010.

Gas prices during the first quarter of 2011 averaged $6.12 per Mcf, compared to $5.39 per Mcf during the same quarter of 2010, an increase of 14%.  Zloty denominated gas prices were higher in the 2011 first quarter than in the same quarter of 2010 due to two tariff increases during the second half of 2010.  Exchange rates from quarter to quarter were essentially flat.  Oil prices increased 20% over the year, averaging $81.69 per barrel in the first quarter of 2011, compared to $68.02 per barrel in the same quarter of 2010.

Production Gains Expected in Second Half

The Company expects production to begin at its two Kromolice wells in Poland during the second quarter of 2011.  The two wells should produce at a gross rate of approximately 10.5 million cubic feet per day, or approximately 5.1 million cubic feet per day net to the Company.  Once on line, this will increase the Company’s net production to approximately 17 million cubic feet equivalent per day.

Operating Cash Flow Sets First Quarter Record; Non-cash Charges Continue to Vary

Net cash provided from operating activities of $4.7 million during the 2011 quarter increased 89% from the $2.5 million of cash provided by operating activities during the first quarter of 2010.  The 2011 increase takes into account exploration costs that were $2.5 million greater than those of 2010.

The non-cash foreign exchange gain of $6.8 million and the foreign exchange loss of $1.0 million for the first quarters of 2011 and 2010, respectively, are included in other income and expense.  The gains and losses come primarily from recognition of gains and losses on U.S. dollar denominated intercompany loans from FX Energy, Inc., to FX Poland, its wholly-owned subsidiary.  These are non-cash gains and losses only, and could vary greatly depending upon future exchange rate changes.

Earnings Conference Call Today, Monday, May 9, 2011 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2011 first quarter results and update operational items at 4:30 p.m. Eastern Time.  Conference call information is as follows:  US dial-in-number: 888-668-1645; International dial-in-number: 913-312-1463; Passcode: 3962262.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy's homepage at www.fxenergy.com.  For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$29,581	$19,740
Receivables:
Accrued oil and gas sales	3,052	2,617
Joint interest and other receivables	211	2,013
VAT receivable	--	392
Inventory	240	242
Other current assets	299	293
Total current assets	33,383	25,297

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	43,029	38,528
Unproved	3,488	3,320
Other property and equipment	9,033	8,853
Gross property and equipment	55,550	50,701
Less accumulated depreciation, depletion and amortization	(13,201)	(12,327)
Net property and equipment	42,349	38,374

Other assets:
Certificates of deposit	406	406
Loan fees	2,506	2,527
Total other assets	2,912	2,933

Total assets	$78,644	$66,604

-Continued-

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	March 31,	December 31,
	2011	2010
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,692	$5,742
VAT payable	117	--
Accrued liabilities	864	1,343
Total current liabilities	5,673	7,085

Long-term liabilities:
Notes payable	--	35,000
Asset retirement obligation	712	682
Total long-term liabilities	712	35,682

Total liabilities	6,385	42,767

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of March 31, 2011, and December 31, 2010; no shares
outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of March 31, 2011, and December 31, 2010; 52,315,827
and 45,284,527 shares issued and outstanding as of
March 31, 2011, and December 31, 2010, respectively	52	45
Additional paid-in capital	217,524	171,167
Cumulative translation adjustment	9,537	14,013
Accumulated deficit	(154,854)	(161,388)
Total stockholders’ equity	72,259	23,837

Total liabilities and stockholders’ equity	$78,644	$66,604

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
	2011	2010
Revenues:
Oil and gas sales	$7,122	$6,029
Oilfield services	25	143
Total revenues	7,147	6,172
Operating costs and expenses:
Lease operating expenses	770	881
Exploration costs	2,877	363
Oilfield services costs	141	169
Depreciation, depletion and amortization	737	573
Accretion expense	17	20
Stock compensation	356	352
General and administrative costs	1,961	1,728
Total operating costs and expenses	6,859	4,086
Operating income	288	2,086

Other income (expense):
Interest expense	(600)	(157)
Interest and other income	53	6
Foreign exchange gain (loss)	6,793	(1,006)
Total other income (expense)	6,246	(1,157)

Net income	$6,534	$929

Other comprehensive income:
Foreign currency translation adjustment	(4,476)	758
Comprehensive income	$2,058	$1,687

Basic and diluted net income per common share	$0.14	$0.02

Basic weighted average number of shares outstanding	45,943	42,474

Diluted weighted average number of shares outstanding	46,751	43,215

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Three Months Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net income	$6,534	$929
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion and amortization	737	573
Accretion expense	17	20
Amortization of bank fees	142	61
Stock compensation	356	352
Foreign exchange (gains) losses	(6,783)	1,004
Common stock issued for services	706	635
Increase (decrease) from changes in working capital items:
Receivables	2,056	1,478
Inventory	2	(8)
Other current assets	(6)	70
Other assets	--	--
Accounts payable and accrued liabilities	936	(2,626)
Net cash provided by operating activities	4,697	2,488

Cash flows from investing activities:
Additions to oil and gas properties	(5,445)	(487)
Additions to other property and equipment	(188)	(171)
Net cash used in investing activities	(5,633)	(658)

Cash flows from financing activities:
Payments on credit facility	(35,000)	--
Proceeds from common stock offering, net	45,175	--
Proceeds from exercise of stock options and warrants	128	--
Net cash provided by financing activities	10,303	--

Effect of exchange rate changes on cash	474	(26)

Net increase in cash	9,841	1,804
Cash and cash equivalents at beginning of year	19,740	4,225

Cash and cash equivalents at end of period	$29,581	$6,029